Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Synchrony Financial:
We consent to the incorporation by reference in the registration statement (No. 333‑266264) on Form S-3 and in the registration statement (No. 333‑232818) on Form S-8 of Synchrony Financial of our reports dated February 8, 2024, with respect to the Consolidated Statements of Financial Position of Synchrony Financial and subsidiaries as of December 31, 2023 and 2022, and the related Consolidated Statements of Earnings, Comprehensive Income, Changes in Equity, and Cash Flows for each of the years in the three-year period ended December 31, 2023, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2023, which reports appear in the December 31, 2023 annual report on Form 10‑K of Synchrony Financial.

/s/ KPMG LLP
New York, New York
February 8, 2024